FORWARD AIR CORPORATION
SUBSIDIARIES

State of Incorporation
FAF, Inc.	Tennessee

Forward Air, Inc.	Tennessee

Forward Air Solutions, Inc.	Tennessee

Forward Air International Airlines, Inc.	Tennessee

FORWARD AIR, INC.
SUBSIDIARIES

State of Incorporation
Forward Air Royalty, LLC	Delaware

Forward Air Technology and Logistics Services, Inc.	Tennessee